Exhibit 99.4

             Resolution regarding non-employee director compensation

     RESOLVED, that, effective immediately following the Corporation's 2005 Annual Meeting of Stockholders, scheduled to be held in December 2005 (the "2005 Annual Meeting"), each non-employee director of the Corporation shall be entitled to receive (i) a cash retainer at the rate of $10,000 per annum ($25,000 in the case of the non-executive Chairman of the Board), which shall be payable in equal quarterly installments, commencing with the organizational meeting of the Board of Directors immediately following the 2005 Annual Meeting, provided that, subject to approval of such right by the Company's stockholders at the 2005 Annual Meeting, such non-employee director may, in lieu of such retainer, elect, at or prior to the applicable annual meeting of stockholders, to receive $12,000 ($30,000 in the case of the non-executive Chairman of the Board) of the Corporation's Common Stock (valued at the fair market value of the Corporation's Common Stock on the date of the applicable annual meeting of stockholders of the Corporation, such fair market value to be determined in the same manner as determined under the Corporation's 2003 Non-Employee Director Stock Option Plan), which shares shall be subject to forfeiture in the event such non-employee director resigns or is removed for cause preceding the next annual meeting of stockholders of the Corporation, (ii) a fee of $1,000 for each meeting of the Board attended in person (whether attended in person, telephonically or by other electronic communication), (iii) a fee of $500 for each member of the Board's Audit, Compensation and Nominating/Governance Committees (except that the Chairman of those Committees will receive a fee of $1,000) for each meeting of that Committee attended (whether attended in person, telephonically or by other electronic communication), (iv) a fee of $1,000 for each member of the Board's new Executive Committee (except that the Chairman of that Committee will receive a fee of $2,000) for each meeting of that Committee (whether attended in person, telephonically or by other electronic communication) and (v) reimbursement for their reasonable travel and other expenses incurred in attending Board and Committee meetings.